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                                                                    Exhibit 99.2

       [Letterhead of Donaldson, Lufkin & Jenrette Securities Corporation]

         CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

         We hereby consent to the (i) inclusion of our opinion letter dated September 22, 1999 to the Board of Directors of MindSpring Enterprises, Inc. ("MindSpring") as Annex C to the Joint Proxy Statement/Prospectus of MindSpring and EarthLink Network, Inc. ("EarthLink") relating to the proposed merger between MindSpring and EarthLink and (ii) references thereto in the sections captioned "SUMMARY -- MindSpring's Reasons for the Reorganization," "SUMMARY --Opinion of MindSpring Financial Advisor," "THE REORGANIZATION -- Background and Negotiation of the Reorganization," "THE REORGANIZATION -- Reasons of MindSpring for Agreeing to the Reorganization with EarthLink" and "THE REORGANIZATION -- Opinion of MindSpring Financial Advisor" of the Joint Proxy Statement/Prospectus of MindSpring and EarthLink which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                               DONALDSON, LUFKIN & JENRETTE
                                               SECURITIES CORPORATION

                                               By: /s/ William S. Oglesby
                                                   --------------------------
                                                   Name: William S. Oglesby
                                                   Title: Managing Director

New York, New York
January 5, 2000